Exhibit 3.1

ARTICLES OF AMENDMENT AND RESTATEMENT

OF

REIS, INC.

Reis, Inc., a Maryland corporation, having its principal office at 2405 York Road, Suite 201, Lutherville Timonium, Maryland 21093-2264 (hereinafter called the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:    The Corporation desires to amend and restate the charter of the Corporation as currently in effect.

SECOND:    The charter of the Corporation is amended and restated in its entirety to read as follows:

ARTICLE I

The name of the corporation is Reis, Inc. (the “Corporation”).

ARTICLE II

The purpose of the Corporation is to engage in any lawful business or other activity for which a corporation may be organized under the Maryland General Corporation Law (the “MGCL”).

ARTICLE III

The address of the principal office of the Corporation in the State of Maryland is 250 West Pratt Street, Suite 2000, Baltimore, MD 21201. The name of its resident agent at that address is The Corporation Trust Incorporated, whose address is 2405 York Rd., Ste 201, Lutherville Timonium, MD 21093-2264.

ARTICLE IV

The total number of shares of stock of all classes which the Corporation shall have authority to issue is 15,500,000 shares of Common Stock, par value of $0.01 per share, amounting to an aggregate par value of $155,000.

ARTICLE V

The number of directors of the Corporation shall be two (2), which number may be increased or decreased in the manner provided in the Bylaws of the Corporation (the “Bylaws”). The names of the directors who shall serve until the next annual meeting of stockholders and until their successors are duly elected and qualified are:

Mark Almeida

Keith Berry

ARTICLE VI

The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

(1) The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

(2) The directors shall have concurrent power with the stockholders to make, alter, amend, change, add to or repeal the Bylaws.

(3) Election of directors need not be by written ballot unless the Bylaws so provide.

(4) In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the MGCL, the charter, and the Bylaws; provided, however, that no By-Laws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such By-Laws had not been adopted.

ARTICLE VII

Section 7.1    Limitation of Liability. To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of directors and officers of a corporation, no director or officer of the Corporation shall be liable to the Corporation or its stockholders for money damages. Neither the amendment nor repeal of this Article VII, nor the adoption or amendment of any other provision of the charter or Bylaws inconsistent with this Article VII, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

Section 7.2    Indemnification and Advance of Expenses. The Corporation shall have the power, to the maximum extent permitted by Maryland law in effect from time to time, to obligate itself to indemnify, and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to, (a) any individual who is a present or former director or officer of the Corporation or (b) any individual who, while a director of the Corporation and at the request of the Corporation, serves or has served as a director, officer, partner, trustee, manager or member of another corporation, partnership, joint venture, trust, employee benefit plan, limited liability company or any other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his status as a present or former director or officer of the Corporation. The Corporation shall have the power, with the approval of the Board of Directors, to provide such indemnification and advancement of expenses to a person who served a predecessor of the Corporation in any of the capacities described in (a) or (b) above and to any employee or agent of the Corporation or a predecessor of the Corporation.

ARTICLE VIII

Meetings of stockholders may be held within or without the State of Maryland, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the MGCL) outside the State of Maryland at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws.

ARTICLE IX

The Corporation reserves the right to amend, alter, change or repeal any provision contained in the charter, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE X

The duration of the Corporation shall be perpetual.

THIRD:

    (a) As of immediately before the amendment and restatement the total number of shares of capital stock of all classes which the Corporation has authority to issue was one hundred one million (101,000,000) shares, of which all shares are Common Stock (par value $0.02 per share).

(b) As amended the total number of shares of capital stock of all classes which the Corporation has authority to issue is fifteen million five hundred thousand (15,500,000) shares, of which all shares are Common Stock (par value $0.01 per share).

(c) The aggregate par value of all shares having a par value was $2,020,000 before the amendment and $155,000 as amended.

(d) The shares of capital stock of the Corporation are not divided into classes.

FOURTH:    The foregoing amendment and restatement to the charter has been approved by a majority of the Board of Directors, declared to be advisable and approved by the stockholders of the Corporation pursuant to and in accordance with the MGCL.

FIFTH:    The current address of the principal office of the Corporation is as set forth in Article III of the foregoing amendment and restatement of the charter.

SIXTH:    The name and address of the Corporation’s current resident agent is as set forth in Article III of the foregoing amendment and restatement of the charter.

SEVENTH:    The number of directors of the Corporation and the names of those currently in office are as set forth in Article V of the foregoing amendment and restatement of the charter.

EIGHTH:    The provisions set forth in the foregoing articles of amendment and restatement are all of the provisions of the charter currently in effect.

NINTH:    The undersigned President acknowledges these Articles of Amendment and Restatement to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned President acknowledges that to the best of his knowledge, information, and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.